                                                                    EXHIBIT 10.5

================================================================================

                                CREDIT AGREEMENT

                          dated as of January 22, 1998

                                     among

                           USA WASTE SERVICES, INC.,

                        VARIOUS FINANCIAL INSTITUTIONS,

                                      and

            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                    as Agent




                                  Arranged by
                         BANCAMERICA ROBERTSON STEPHENS


================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page

SECTION 1           DEFINITIONS, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1        Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2        Other Interpretive Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 2           COMMITMENTS OF THE BANKS; TYPES OF LOANS;
                    BORROWING AND CONVERSION PROCEDURES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.1        Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2        Various Types of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3        Borrowing Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4        Procedures for Continuation or Conversion of Loan . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5        Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.6        Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.7        Commitments Several . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 3           NOTES EVIDENCING LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.1        Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2        Recordkeeping . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 4           INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.1        Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.2        Interest Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.3        Setting and Notice of Eurodollar Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.4        Computation of Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 5           FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.1        Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.2        Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3        Arranger and Agent's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 6           REDUCTION OR TERMINATION OF THE COMMITMENTS;
                    PREPAYMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.1        Reduction on Termination of the Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    6.1.1  Mandatory Reductions of the Commitments  . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    6.1.2  Voluntary Reduction or Termination of the
                               Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    6.1.3  Reductions Pro Rata  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.2        Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    6.2.1  Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.2.2      Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.2.3      All Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 7           MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.1        Making of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.2        Application of Certain Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.3        Due Date Extension  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.4        Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         7.5        Proration of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.6        Withholding Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 8           INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS  . . . . . . . . . . . . . . . . . . . .  16
         8.1        Increased Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.2        Basis for Determining Interest Rate Inadequate
                    or Unfair   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.3        Changes in Law Rendering Eurodollar Loans
                    Unlawful  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.4        Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.5        Right of Banks to Fund through Other Offices  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.6        Discretion of Banks as to Manner of Funding   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.7        Mitigation of Circumstances; Replacement of
                    Affected Bank   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.8        Conclusiveness of Statements; Survival of
                    Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 9           WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.1        Organization, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.2        Authorization; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.3        Validity and Binding Nature   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.4        Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.5        No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.6        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.7        Solvency, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.8        Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.9        Existing Credit Facility Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 10          COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.1       Certain Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    10.1.1  Notice of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    10.1.2  Change in Credit Rating   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    10.1.3  Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.2       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.3       Existing Credit Facility Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 11          CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.1       Initial Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    11.1.1  Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    11.1.2  Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    11.1.3  Consents, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    11.1.4  Incumbency and Signature Certificates   . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    11.1.5  Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    11.1.6  Opinion of Counsel for the Company and
                                the Guarantors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    11.1.7  Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.2       All Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    11.2.1  No Default, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    11.2.2  Confirmatory Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 12          EVENTS OF DEFAULT AND THEIR EFFECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.1       Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    12.1.1  Non-Payment of the Loans, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    12.1.2  Non-Compliance with Provisions of This
                             Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    12.1.3  Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    12.1.4  Invalidity of Guaranty, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    12.1.5  Existing Credit Facility Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.2       Effect of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 13          THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         13.1       Appointment and Authorization; "Agent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         13.2       Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         13.3       Liability of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         13.4       Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         13.5       Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         13.6       Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         13.7       Indemnification of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.8       Agent in Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.9       Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.10      Withholding Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 14          GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         14.1       Waiver; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         14.2       Confirmations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.3       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.4       Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.5       Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         14.6       Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         14.7       Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         14.8       Assignments; Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    14.8.1  Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    14.8.2  Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         14.9       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.10      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.11      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.12      Indemnification by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         14.13      Forum Selection and Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         14.14      Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         SCHEDULE 1    Pricing Schedule
         SCHEDULE 2.1  Commitments and Percentages
         SCHEDULE 9.6  Litigation
         SCHEDULE 14.3 Addresses

         EXHIBIT A     Form of Notice of Borrowing (Section 2.3)
         EXHIBIT B     Form of Notice of Continuation or Conversion
                       (Section 2.4)
         EXHIBIT C     Form of Note (Section 3.1)
         EXHIBIT D     Form of Guaranty (Section 11.1.5)
         EXHIBIT E     Form of Opinion of Snell & Smith
                       (Section 11.1.6)
         EXHIBIT F     Form of Assignment Agreement
                       (Section 14.8)

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT, dated as of January 22, 1998 (this "Agreement"), is entered into among USA WASTE SERVICES, INC., a Delaware corporation (the "Company"), the undersigned financial institutions (together with their respective successors and assigns, collectively the "Banks" and individually each a "Bank") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for the Banks.

         In consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1  DEFINITIONS, ETC.

         1.1 Certain Defined Terms. The following terms shall have the following meanings:

         Affected Bank means any Bank that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

         Affected Loan - see Section 8.3.

         Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

         Agent means BofA, in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

         Agent-Related Persons means BofA in its capacity as Agent, and any successor agent arising under Section 13.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         Agreement - see the Preamble.

         Arranger means BancAmerica Robertson Stephens, a Delaware corporation.

         Assignee - see Section 14.8.1.

         Assignment Agreement - see Section 14.8.1.

         Attorney Costs means and includes all reasonable fees and charges of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         BofA means Bank of America National Trust and Savings Association, a national banking association.

         Bank - see the Preamble.

         Bank Party - see Section 14.12.

         Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the rate per annum then most recently publicly announced by BofA as its reference rate. (The "reference rate" is a rate set by BofA based upon various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.)

         Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Business Day means any day on which BofA is open for commercial banking business in Chicago and San Francisco and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

         Code means the Internal Revenue Code of 1986.

         Commitment means, as to any Bank, such Bank's commitment to make Loans pursuant to this Agreement. The amount of each Bank's initial Commitment is set forth on Schedule 2.1.

         Company - see the Preamble.

         Credit Rating means the rating of the Company's public unsecured long-term senior debt, without third party credit enhancement, issued by Moody's and/or S&P; or if no public unsecured long-term senior debt is available, the rating of the Existing Credit Facility issued by Moody's and/or S&P upon the request of the Company.

         Dollar and the sign "$" mean lawful money of the United States of America.

         Effective Date - see Section 11.1.

         Environmental Laws means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

         Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder or, if applicable, such other office or offices through which such Bank determines the Eurodollar Rate. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

         Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of BofA two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of BofA for such Interest Period.

         Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

      Eurodollar Rate                  =                Eurodollar Rate
     (Reserve Adjusted)                                 ---------------
                                                        1-Eurocurrency
                                                        Reserve Percentage

         Event of Default means any of the events described in Section 12.1.

         Existing Credit Facility means the Amended and Restated Revolving Credit Agreement dated as of August 7, 1997 by and among the Company, certain guarantors, various financial institutions and Morgan Guaranty Trust Company of New York, as administrative agent and documentation agent, as such Amended and Restated Credit Agreement is in effect on the date hereof (without giving effect to (a) any termination thereof or (b) any amendment thereof or waiver thereunder unless such amendment or waiver has been approved in writing by the Required Banks).

         Facility Fee Rate means the rate per annum for the "Facility Fee Rate" set forth on Schedule 1 based on the applicable Credit Rating.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York for the preceding Business
Day under the caption "Federal Funds (Effective)". If for any day such rate is not so published for the preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on such day by each of three leading brokers of Federal funds transactions in New York City, selected by the Agent.

         Group - see Section 2.2.

         Guarantor means Sanifill, Inc., a Delaware corporation, and United Waste Systems, Inc., a Delaware corporation.

         Guaranty - see Section 11.1.5.

         Hazardous Material means any hazardous, toxic or dangerous substance or material defined as such in (or for purposes of) any Environmental Law.

         Indemnifiable Taxes - see Section 7.6.

         Indemnified Liabilities - see Section 14.12.

         Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or on the date on which such Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to
Section 2.3 or 2.4, as applicable; provided that:

                   (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                 (iii) the Company may not select any Interest Period that would extend beyond the scheduled Termination Date.

         Loans - see Section 2.1.

         Loan Documents means this Agreement, the Notes and the Guaranty.

         Margin means the rate per annum for the "Margin" set forth on Schedule 1 based on the applicable Credit Rating.

         Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

         Material Adverse Effect means a material adverse effect on (a) the financial condition, operations, business, assets or business prospects of the Company and its Restricted Subsidiaries taken as a whole or (b) the ability of the Company or any Guarantor to timely and fully perform any of its payment or other material obligations under this Agreement or any other Loan Document to which it is a party.

         Moody's means Moody's Investors Service, Inc.

         Net Cash Proceeds means, with respect to any public offering or offerings of equity or debt securities, or any private placement or placements of debt securities to financial institutions (excluding industrial revenue bonds), by the Company or any Subsidiary, the aggregate gross cash proceeds received by the Company or the applicable Subsidiary pursuant to such issuance or private placement, net of the direct costs relating to such issuance or private placement (including sales and underwriter's commissions and legal, accounting and investment banking fees).

         Note - see Section 3.1.

         Other Taxes - see Section 7.6.

         Participant - see Section 14.8.2.

         Percentage means as to any Bank the percentage which (a) the aggregate amount of such Bank's Commitment is of (b) the aggregate amount of the Commitments of all Banks. The initial Percentage for each Bank is set forth on
Schedule 2.1.

         Person means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Required Banks means Banks having an aggregate Percentage of more than 50%.

         S&P means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

         Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

         Termination Date means October 22, 1998 or such earlier date on which the Commitments shall terminate pursuant to Section 6 or 12.

         Type of Loan or Borrowing - see Section 2.2. The Types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

         Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

         (b) The term "including" is not limiting and means "including without limitation."

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

         (e) Any reference to a Section, Schedule or Exhibit is, unless otherwise specified, a reference to a Section hereof, a Schedule hereto or an Exhibit hereto.

         SECTION 2 COMMITMENTS OF THE BANKS; TYPES OF LOANS; BORROWING AND CONVERSION PROCEDURES.

         2.1 Commitments. On and subject to the terms and conditions of this Agreement, each Bank, severally and for itself alone, agrees to make loans on a revolving basis ("Loans") from time to time before the Termination Date in such Bank's Percentage of such aggregate amounts as the Company may request from all Banks hereunder; provided that (i) the aggregate principal amount of all Loans which all Banks shall be committed to have outstanding at any one time shall not exceed $200,000,000 (as such amount is reduced from time to time pursuant to Section 6.1); and (ii) the aggregate principal amount of all Loans which any Bank shall be committed to have outstanding hereunder shall not exceed the amount of such Bank's Commitment as in effect from time to time.

         2.2 Various Types of Loans. Each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a "Type" of Loan), as the Company shall specify in the related notice of borrowing or conversion or continuation pursuant to
Section 2.3 or 2.4. Eurodollar Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that (i) not more than five different Groups of Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least $10,000,000 and an integral multiple of $1,000,000. All borrowings, conversions, continuations and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Percentage) of all Types and Groups of Loans.

         2.3 Borrowing Procedures. The Company shall deliver a notice in the form of Exhibit A to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and Type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 1:00 p.m., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the principal office of the Agent in Chicago with immediately available funds covering such Bank's Percentage of such borrowing and, subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such borrowing, the Agent shall pay over the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $10,000,000 and an integral multiple of $1,000,000. Unless the Company shall otherwise direct in writing, the proceeds of all borrowings shall be deposited to the Company's demand deposit account no. 78-17169 maintained with BofA.

         2.4  Procedures for Continuation or Conversion of Loan.

         (a) Subject to the provisions of Section 2.2, the Company may, upon irrevocable written notice to the Agent in accordance with subsection (b) below,

                 (i) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of $10,000,000, in the case of conversion into Eurodollar Loans, and $1,000,000, in the case of conversion into Base Rate Loans, or in either case a higher integral multiple of $1,000,000), into Loans of the other Type; or

                 (ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $10,000,000 or a higher integral multiple of $1,000,000);

provided that if at any time the aggregate amount of any Group of Eurodollar Loans is reduced, by payment, prepayment or conversion of part thereof, to be less than $10,000,000, such Eurodollar Loans shall automatically convert into Base Rate Loans.

         (b) The Company shall deliver a notice in the form of Exhibit B to the Agent of each proposed conversion or continuation not later than (i) 11:00 A.M., Chicago time, at least three Business Days in advance of the date of conversion or continuation, if the Loans are to be converted into or continued as Eurodollar Loans; and (ii) 10:00 A.M., Chicago time, on the date of conversion, if the Loans are to be converted into Base Rate Loans, specifying:

                 (A) the proposed date of conversion or continuation (which shall be a Business Day);

                 (B) the aggregate amount of Loans to be converted or continued;

                 (C) the Type of Loans resulting from the proposed conversion or continuation; and

                 (D) in the case of a continuation of, or conversion into, Eurodollar Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

         (d) The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.4, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion.

         2.5 Warranty. Each notice of borrowing, continuation or conversion pursuant to Section 2.3 or 2.4 shall automatically constitute a warranty by the Company to the Agent and each Bank to the effect that on the date of such requested borrowing, continuation or conversion, no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

         2.6 Conditions. Notwithstanding any other provision of this Agreement, (a) no Bank shall be obligated to make any Loan and (b) no Bank shall be obligated to convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Loan if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom.

         2.7 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

         SECTION 3  NOTES EVIDENCING LOANS.

         3.1 Notes. The Loans of each Bank shall be evidenced by a promissory note (individually each a "Note" and collectively for all Banks the "Notes") substantially in the form of Exhibit C, with appropriate insertions, dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), payable to the order of such Bank in an amount equal to such Bank's Commitment (or, if less, in the aggregate unpaid principal amount of all of such Bank's Loans) on the Termination Date.

         3.2 Recordkeeping. Each Bank shall record in its records the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

         SECTION 4  INTEREST.

         4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period from the date of such Loan to the date such Loan is paid in full, as follows:

                 (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

                 (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Margin from time to time in effect;

provided, however, that if any Loan is not paid when due (by acceleration or otherwise), such Loan shall thereafter bear interest at a rate per annum equal to the sum of 2% plus the greater of (i) the rate otherwise applicable to such Loan pursuant to the terms hereof and (ii) the Base Rate from time to time in effect.

         4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable on the last day of each calendar quarter and at maturity, commencing with the first of such dates to occur after the date of such Loan. Accrued interest on each

Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of each Eurodollar Loan with an Interest Period in excess of three months, on each three-month anniversary of such Loan) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

         4.4 Computation of Interest. Interest on Loans bearing interest based upon BofA's reference rate shall be computed for the actual number of days elapsed on the basis of a year of 365 days. All other interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         SECTION 5  FEES.

         5.1 Facility Fee. The Company agrees to pay to the Agent for the account of each Bank a facility fee, for the period from the date this Agreement is executed and delivered by the parties hereto to the Termination Date (or such later date on which all Loans have been repaid) at a rate per annum equal to the Facility Fee Rate from time to time in effect, on the daily average of the amount of such Bank's Commitment (whether used or unused). Such facility fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (and thereafter on demand), in each case for the period then ending for which such facility fee shall not have been theretofore paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         5.2 Commitment Fee. The Company agrees to pay to the Agent for the account of each Bank a commitment fee equal to 0.05% of the amount of such Bank's Commitment (or, if the Commitments have terminated and any Loans remain outstanding, of the principal amount of such Bank's Loans) on July 15, 1998 (it being understood that no commitment fee shall be payable if the Commitments have terminated and all Loans have been paid in full on or before such date).

         5.3 Arranger and Agent's Fees. The Company agrees to pay to the Arranger and Agent such arrangement and agent's fees as are mutually agreed upon by the Company, the Arranger and the Agent.

         SECTION 6  REDUCTION OR TERMINATION OF THE COMMITMENTS;
                           PREPAYMENTS.

         6.1     Reduction on Termination of the Commitments.

         6.1.1 Mandatory Reductions of the Commitments. On any date on which the Company or any Subsidiary receives any Specified Proceeds (as defined below), the amount of the Commitments shall be reduced by an amount equal to the amount of such Specified Proceeds (rounded upward to an integral multiple of $1,000,000). For purposes of the foregoing, "Specified Proceeds" means Net Cash Proceeds in excess of $200,000,000 in the aggregate during the term of this Agreement.

         6.1.2 Voluntary Reduction or Termination of the Commitments. The Company may from time to time on at least three Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of the Commitments to an amount not less than the aggregate unpaid principal amount of the Loans. Any such reduction shall be in an integral multiple of $25,000,000. The Company may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Company hereunder.

         6.1.3 Reductions Pro Rata. All reductions of the Commitments shall be pro rata among the Banks according to their respective Percentages.

         6.2  Prepayments.

         6.2.1 Mandatory Prepayments. On any date on which the Commitments are reduced pursuant to Section 6.1.1, the Company shall make a prepayment of the Loans in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Loans over the aggregate amount of the Commitments (as so reduced).

         6.2.2 Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided that the Company shall give the Agent (which shall promptly advise each Bank) not less than one Business Day's prior written notice thereof, specifying the Loans to be prepaid and the date and amount of prepayment.

         6.2.3 All Prepayments. Each partial prepayment of Loans shall be in a principal amount of at least $10,000,000 and an integral multiple of $1,000,000. Any prepayment of a Eurodollar

Loan shall include accrued interest to the date of prepayment on the principal amount being prepaid (and, if not made on the last day of an Interest Period for such Eurodollar Loan, shall be subject to Section 8.4).

         SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

         7.1 Making of Payments. All payments of principal of or interest on the Loans, and of all fees, shall be made by the Company to the Agent in immediately available funds at its office in Chicago not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Company hereby authorizes the Agent to charge the Company's demand deposit account no. 78-17169 maintained with BofA for the amount of any such payment on the due date therefor, but the Agent's failure to so charge such account shall in no way affect the obligation of the Company to make any such payment. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank.

         All payments under Sections 8.1 and 8.4 shall be made by the Company directly to the Bank or Banks entitled thereto.

         7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its reasonable discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

         7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurodollar Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

         7.4 Setoff. The Company agrees that the Agent and each Bank have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Agent and each Bank may apply to any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent or such Bank.

         7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Loan in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Loans then held by them (other than in respect of an Affected Loan or as a result of replacement of a Bank pursuant to
Section 8.7), such Bank shall purchase from the other Banks such participation in the Loans held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

         7.6     Withholding Taxes.  (a)   The Company agrees that any and all
payments made by the Company hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, fees, duties, imposts, deductions, charges or withholdings of any nature whatsoever, excluding, in the case of the Agent and each Bank, (i) taxes imposed on, or measured by, its net income or profits (ii) franchise taxes imposed on it,
(iii) taxes imposed by any jurisdiction as a direct consequence of it, or any of its affiliates, having a present or former connection with such jurisdiction, including being organized, existing or qualified to do business, doing business or maintaining a permanent establishment or office in such jurisdiction, and (iv) taxes imposed by reason of its failure to comply with any applicable certification, identification, information, documentation or other reporting requirement (all such non-excluded taxes are called "Indemnifiable Taxes"). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Indemnifiable Taxes pursuant to any applicable law, or governmental rule or regulation, then the Company will (i) direct to the relevant taxing authority the full amount required to be so withheld or deducted, (ii) forward to the Agent for delivery to the applicable Bank an official receipt or other documentation satisfactory to the Agent and the applicable Bank evidencing such payment to such taxing authority, and (iii) direct to the Agent for the account of the applicable Bank such additional amount as is necessary to ensure that the net amount actually received by such Bank will equal the full amount such Bank would have received had no such withholding or deduction (including any Indemnifiable Taxes on such additional amounts) been required. Moreover, if any Indemnifiable Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank by reason of the Company's failure to properly deduct and withhold such Indemnifiable Taxes from such payment, the Agent or such Bank may pay such Indemnifiable Taxes and the Company will promptly pay all such additional amounts (including any penalties, interest or reasonable expenses) as are necessary in order that the net amount received by such Person after the payment of such Indemnifiable Taxes (including any Indemnifiable Taxes on such additional amount) shall equal the amount such Person would have received had no such Indemnifiable Taxes been asserted. Any such payment shall be made promptly after the receipt by the Company from the Agent or such Bank, as the case may be, of a written statement setting forth in reasonable detail the amount of the Indemnifiable Taxes and the basis of the claim.

                 (b) The Company shall pay any present or future stamp or documentary taxes or any other excise or any other similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

                 (c) The Company hereby indemnifies and holds harmless the Agent and each Bank for the full amount of Indemnifiable Taxes or Other Taxes (including any Indemnifiable Taxes or Other Taxes imposed on amounts payable under this Section 7.6) paid by the Agent or such Bank, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, by reason of the Company's failure to properly deduct and withhold Indemnifiable Taxes pursuant to subsection (a) above or to properly pay Other Taxes pursuant to subsection (b) above. Any indemnification payment from the Company under the preceding sentence shall be made promptly after receipt by the Company from the Agent or the applicable Bank of a written statement setting forth in reasonable detail the amount of such Indemnifiable Taxes or such Other Taxes, as the case may be, and the basis of the claim.

                 (d) If the Company pays any amount under this Section 7.6 to the Agent or any Bank and such payee knowingly receives a refund of any taxes with respect to which such amount was paid, the Agent or such Bank, as the case may be, shall pay to the Company the amount of such refund promptly following the receipt thereof by such payee.

                 (e) If any taxing authority notifies the Company, the Agent or any Bank that any of them has improperly failed to deduct or withhold any taxes (other than Indemnifiable Taxes) from a payment made hereunder to the Agent or any Bank, the Company shall timely and fully pay such taxes to such taxing authority.

                 (f) The Agent and the Banks shall, upon the request of the Company, take reasonable measures to avoid or mitigate the amount of Indemnifiable Taxes required to be deducted or withheld from any payment made hereunder if such measures can be taken without the applicable Person in its sole judgment suffering any legal, regulatory or economic disadvantage.

                 (g) The agreements and obligations of the Company contained in this Section 7.6 shall survive repayment of the Loans, cancellation of the Notes and the termination of this Agreement.

         SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR
                    EURODOLLAR LOANS.

         8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

                 (A) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located); or

                 (B) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

                 (C) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the Board of Governors of the Federal Reserve System, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such reasonable additional amount or amounts as will compensate such Bank for such increased cost or such reduction.

         (b) If any Bank shall reasonably determine that, after the date of this Agreement, the adoption or phase-in of, or any change in, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Office) or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such reasonable additional amount or amounts as will fairly compensate such Bank or such controlling Person for such reduction.

         8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

                 (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall, absent demonstrable error, be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate;

                 (b) Banks having an aggregate Percentage of 30% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding such Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1), or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans, then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

         8.3 Changes in Law Rendering Eurodollar Loans Unlawful. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to such Bank's Percentage of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and
(b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

         8.4 Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Agent) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, prepay, continue or convert any Loan on a date specified therefor in a notice of borrowing, prepayment, continuation or conversion pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

         8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         8.7     Mitigation of Circumstances; Replacement of Affected Bank.
(a) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

         (b) At any time any Bank is an Affected Bank, the Company may replace such Affected Bank as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Agent (and upon notice from the Company such Affected Bank shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees, any amounts payable under
Section 8.4 as a result of such Bank receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Bank hereunder).

         8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Banks may use reasonable and equitable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         SECTION 9  WARRANTIES.

         To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans hereunder, the Company warrants to the Agent and the Banks that:

         9.1 Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each Subsidiary is duly organized, validly existing and in good standing under the state of its organization; the Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect; and the Company and each Subsidiary has full power and authority to own its property and conduct its business as presently conducted by it.

         9.2 Authorization; No Conflict. The execution and delivery by the Company of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, the execution and delivery by each Guarantor of the Guaranty and the performance by each of the Company and each Guarantor of its obligations under each Loan Document to which it is a party are within the powers of the Company and each Guarantor, have been duly authorized by all necessary action on the part of the Company and each Guarantor (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law applicable to the Company or any Subsidiary or any order, decree or judgment of any court or other government agency which is binding on the Company or any Guarantor, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws, or other organizational documents of the Company or any Guarantor or of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Company, any Guarantor or any other Subsidiary or (c) result in, or require, the creation or imposition of any lien, security interest or other encumbrance on any property of the Company, any Guarantor or any other Restricted Subsidiary.

         9.3 Validity and Binding Nature. This Agreement is, and upon the execution and delivery thereof each other Loan Document to which the Company is a party will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and the Guaranty will be, upon the execution and delivery thereof by each Guarantor, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         9.4 Financial Information. The unaudited consolidated combined financial statements of the Company and its Subsidiaries at September 30, 1997, copies of which have been delivered to each Bank, have been prepared in accordance with generally accepted accounting principles (subject to the absence of footnotes and normal audit adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of their operations for the period then ended.

         9.5 No Material Adverse Change. Since the date of the financial statements described in Section 9.4, no event or events have occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         9.6 Litigation. No litigation (including derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect except as set forth in
Schedule 9.6.

         9.7 Solvency, etc. On the Effective Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, (a) each of the Company's and each Guarantor's assets will exceed its liabilities and (b) each of the Company and each Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         9.8 Information. All written information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         9.9 Existing Credit Facility Warranties. As of the Effective Date and as of the date of each borrowing hereunder, each of the representations and warranties set forth in Sections 6.6 through 6.15 and in Section 6.18 of the Existing Credit Facility will be true and correct.

         SECTION 10  COVENANTS.

         Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

         10.1  Certain Information.  Furnish to the Agent and each Bank:

         10.1.1 Notice of Default. Promptly (and in any event within one Business Day) after any officer of the Company learns of the occurrence of an Event of Default or an Unmatured Event of

Default, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto.

         10.1.2 Change in Credit Rating. Promptly upon the occurrence thereof, the details of any change in the Company's Credit Rating by Moody's or S&P.

         10.1.3 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.

         10.2 Use of Proceeds. Not, and not permit any Subsidiary to, use any proceeds of any Loan for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

         10.3 Existing Credit Facility Covenants. Observe and perform, and cause each applicable Subsidiary to observe and perform, each covenant set forth in Sections 7.2 through 7.15, 7.17, 8.1 through 8.6, 9.1 and 9.2 of the Existing Credit Facility as if such covenants and all related definitions, mutatis mutandis, were set forth in full herein (it being understood that each reference to the "Borrower," a "Bank," the "Banks" or the "Administrative Agent" shall be references to the Company, a Bank, the Banks and the Agent, respectively).

         SECTION 11  CONDITIONS OF LENDING.

         The obligation of each Bank to make any Loan is subject to the following conditions precedent:

         11.1 Initial Loan. The obligation of each Bank to make its initial Loan is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Banks is called the "Effective Date") that the Agent shall have received, on or prior to January 31, 1998, all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent and the Banks, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for the Agent and each Bank:

         11.1.1  Notes.  The Notes.

         11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each Guarantor authorizing or ratifying the execution, delivery and performance by such Guarantor of the Guaranty.

         11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance of the Loan Documents by the Company and each Guarantor.

         11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of the Company and each Guarantor certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

         11.1.5 Guaranty. A guaranty, substantially in the form of Exhibit D, executed by each Guarantor (the "Guaranty").

         11.1.6 Opinion of Counsel for the Company and the Guarantors. The opinion of Snell & Smith, substantially in the form of Exhibit E.

         11.1.7 Other. Such other documents as the Agent or any Bank may reasonably request.

         11.2 All Loans. The obligation of each Bank to make each Loan is subject to the following further conditions precedent that:

         11.2.1 No Default, etc. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Loan and (b) the warranties of the Company contained in Section 9 are true and correct as of the date of such requested Loan with the same effect as though made on such date (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate have not had, and could not reasonably expected to have, a Material Adverse Effect and to the extent that such representations and warranties relate expressly and solely to an earlier date).

         11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in
Section 11.2.1 will be satisfied at the time of the making of such Loan), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

         SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

         12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

         12.1.2 Non-Compliance with Provisions of This Agreement. Failure by the Company to comply with or to perform any covenant set forth in Section 10 (including any covenant from the Existing Credit Facility incorporated herein by reference); or failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after written notice thereof to the Company from the Agent or any Bank.

         12.1.3 Warranties. Any warranty made by the Company herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         12.1.4 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to either Guarantor, either Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty, or either Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Guarantor.

         12.1.5 Existing Credit Facility Default. Any event which would constitute an "Event of Default" under (and as defined in) the Existing Credit Facility shall occur and be continuing (without regard to any waiver thereof).

         12.2  Effect of Event of Default.  If any Event of Default under
Section 12.1.5 hereof relating to an "Event of Default" described in Section 12.1(g) or (h) of the Existing Credit Facility shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Agent may (and upon written request of the Required Banks shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or
12.1.4 or in Section 12.1(g) or (h) of the Existing Credit Agreement may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks.

         SECTION 13  THE AGENT.

         13.1 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         13.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         13.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks (unless otherwise agreed, in accordance with their Percentages) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required

Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                 (b) For purposes of determining compliance with the conditions specified in Section 11.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank.

         13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will promptly notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

         13.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         13.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, the termination of this Agreement and the resignation or replacement of the Agent.

         13.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA and any Affiliate thereof shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though BofA were not the Agent.

         13.9 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' written notice to the Company and the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and
14.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

         13.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees, with and in favor of the Agent, to deliver to the Company and the Agent:

                          (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                          (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Bank agrees to promptly notify the Company and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company to such Bank hereunder, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of such obligations. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

                 (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent grants a participation in all or part of the obligations of the Company to such Bank hereunder, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                 (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (e) If the Internal Revenue Service or any other governmental authority of the United States asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective), such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligations of the Banks under this subsection shall survive repayment of the Loans, cancellation of the Notes, the termination of this Agreement and the resignation or replacement of the Agent.

         SECTION 14  GENERAL.

         14.1 Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the amount of the Commitments, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) release any Person from its obligations under the Guaranty or (v) change the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provisions of Section 13 shall be amended, modified or waived without the consent of the Agent.

         14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

         14.3 Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties hereto, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received.

         14.4 Confidentiality. The Agent and the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and, in any event, may make disclosure on the same confidential basis as provided for herein that is reasonably required by any actual or bona fide potential transferee or participant in connection with the contemplated transfer of any Note or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each of the Agent and each Bank shall promptly notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

         14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

         14.6  Costs, Expenses and Taxes.  The Company agrees to pay on demand
(a) all reasonable out-of-pocket costs and expenses (including Attorney Costs) of the Agent and the Arranger in connection with the preparation, execution, delivery, syndication and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and (b) all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent, the Arranger and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         14.7 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         14.8  Assignments; Participations.

         14.8.1 Assignments. Any Bank may, with the prior written consents of the Company and the Agent (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Bank's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and of such Bank's Commitment) in a minimum aggregate amount equal to the lesser of (i) the sum of the assigning Bank's Loans and (to the extent not used) Commitment and (ii) the product of (A) $5,000,000 multiplied by (B) a fraction, the numerator of which is the aggregate amount of the Commitments (or, if the Commitments have terminated, the outstanding principal amount of the Loans) at such time and the denominator of which is $200,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Section; (b) no assignment and delegation may be made unless the assigning Bank is selling all of its Commitment and Loans or is retaining a Commitment or Loans in an amount equal to the product of $10,000,000 multiplied by the fraction determined pursuant to clause (ii) (B) above; and (c) the Company and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

                 (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

                 (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit F (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Company and the Agent, and

                 (z) the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(I) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such

Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (II) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after the effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the assigning Bank, as applicable) a new Note in the principal amount of the Assignee's Commitment and, if the assigning Bank has retained a Commitment hereunder, a replacement Note in the principal amount of the Commitment retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.8.1 shall be null and void.

         Notwithstanding the foregoing provisions of this Section 14.8.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

         14.8.2 Participations. Any Bank may, with the prior written consent of the Company (which consent shall not be unreasonably delayed or withheld), at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the penultimate sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any

Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in
Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 8 than would have been paid to the participating Bank if no participation had been sold).

         14.9 Governing Law. This Agreement and each Note shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         14.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by all of the parties hereto shall have been lodged with the Agent (or, in the case of any Bank as to which an executed counterpart shall not have been so lodged, the Agent shall have received confirmation from such Bank of execution of a counterpart hereof by such Bank), this Agreement shall become effective as of the date hereof, and at such time the Agent shall notify the Company and each Bank.

         14.11 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the permitted successors and assigns of the Banks and the Agent. The Company may not assign any of its rights or obligations hereunder without the prior written consent of all Banks.

         14.12  Indemnification by the Company.

         (a) In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent-Related Persons, each Bank and each of their respective officers, directors, employees and agents (collectively the "Bank Parties" and individually each a "Bank Party") free and harmless from and against any and all actions, claims, judgments, causes of action, suits, losses, liabilities, damages, penalties and expenses, including Attorney Costs (collectively the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans or (ii) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of such Bank Party's bad faith, gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement.

         (b) Without limiting the provisions of clause (a) above, the Company agrees to reimburse each Bank Party against any and all Indemnified Liabilities which any Bank Party may pay, incur or become subject to arising out of or relating to the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Material at any real property owned or leased by the Company or any Subsidiary or used by the Company or any Subsidiary in its business or operations, except to the extent caused by the acts or omissions of such Bank Party.

         (c) All obligations provided for in this Section 14.12 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         14.13 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY

BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE COMPANY, THE AGENT AND EACH BANK FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         14.14 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.

                                        USA WASTE SERVICES, INC.


                                        By /s/ RONALD H. JONES
                                           --------------------------------
                                        Title Vice President and Treasurer
                                              -----------------------------



                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION, as Agent


                                        By /s/ JAY McKEOWN
                                           --------------------------------
                                        Title Assistant Vice President
                                              -----------------------------

                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION,
                                        as a Bank


                                        By /s/ [ILLEGIBLE]
                                          ------------------------------
                                        Title Senior Vice President
                                              --------------------------




                                        THE BANK OF NOVA SCOTIA


                                        By /s/ M. D. SMITH
                                          ------------------------------
                                        Title Agent
                                              --------------------------




                                        CANADIAN IMPERIAL BANK OF COMMERCE


                                        By /s/ TIMOTHY DOYLE
                                          ------------------------------
                                        Title Managing Director
                                              --------------------------


                                        COMERICA BANK


                                        By /s/ R. M. GOLDSMITH III
                                          ------------------------------
                                        Title Vice President
                                              --------------------------




                                        DEUTSCHE BANK AG, New York Branch
                                         and/or Cayman Islands Branch



                                        By /s/ JEAN M. HANNIGAN
                                          ------------------------------
                                        Title Vice President
                                              --------------------------



                                        By /s/ NORMAN S. AMMOTH
                                          ------------------------------
                                        Title Vice President
                                              --------------------------

                                        CHASE BANK OF TEXAS, N.A.

                                        By /s/ MICHAEL ANDEUCT
                                          ------------------------------
                                        Title Vice President
                                              --------------------------



                                        TORONTO DOMINION (TEXAS), INC.


                                        By /s/ NEVA NESBITT
                                          ------------------------------
                                        Title Vice President
                                              --------------------------




                                        WACHOVIA BANK, N.A.


                                        By /s/ STEVEN M. JAKIN
                                          ------------------------------
                                        Title Vice President
                                              --------------------------